EXHIBIT 9


THIS OBLIGATION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

Amount of US $22,500,000.00


                             EQUITY LOAN AGREEMENT

This Loan Agreement (hereinafter referred to as the "Agreement") is effective this 4th day of January, 2005, by and between COLUMBUS NOVA INVESTMENTS VIII LTD., a company organized and existing under the laws of the Commonwealth of the Bahamas, with its principal address at Shirley House, 50 Shirley Street, P.O. Box N-7755, Nassau, Bahamas (hereinafter referred to as the "Borrower"), and RENOVA INDUSTRIES, a Bahamas company, with its principal address at 50 Shirley Street, Shirley House, Nassau, Bahamas (hereinafter referred to as the "Lender").

WHEREAS, the Borrower wishes to borrow the amounts described below on the terms set forth below; and

WHEREAS, the Lender wishes to lend the amount set forth below on the terms set forth below and acknowledges that the Borrower is relying to its detriment on the Lender's agreement to do so; and

WHEREAS, the Lender and the Borrower will, on the date hereof, enter into a loan agreement in a maximum amount of $28,500,000 (the "Debt Loan Agreement") for the purposes of making available to the Borrower, from time to time, sufficient funds to allow the Borrower to make advances to ZAO Comcor-TV pursuant to a term loan agreement dated 26 August 2004 between the Borrower, as lender, ZAO Comcor-TV, as borrower, and Moscow Cablecom Corp. and certain of its subsidiaries, as guarantors.

NOW, THEREFORE, in consideration of the aforementioned reliance and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1. Upon and subject to the terms and conditions hereof, the Lender agrees to make available, from time to time, in the form of a credit advance (the "Credit Advance"), until ten (10) years from the date hereof, the principal amount of up to TWENTY-TWO MILLION AND FIVE HUNDRED THOUSAND DOLLARS ($22,500,000.00) (the "Principal" or "Loan Amount" or "Maximum Amount"). Notwithstanding the foregoing, from time to time, the Lender may agree, at its sole discretion and upon request from the Borrower in accordance with Section 2 below, to make available to the Borrower a Credit Advance in excess of the Maximum Amount on the same terms and conditions as the Credit Advance(s) made up to the Maximum Amount. Such Credit Advance shall only be used for the sole purpose of financing the subscription of warrants in Moscow CableCom Corp and to pay expenses including, but limited to, management fees and related expenses owed to the Lender by the Borrower.

2. The Borrower may request a Credit Advance by providing the Lender with a written request in accordance with Section 23 herein for such an advance at least three (3) business days prior to the date on which the funds are to be disbursed to the Borrower. Each Advance made by the Lender to the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any permitted transfer hereof, endorsed on Schedule A, attached hereto, which is part of this Agreement; provided, however, that the failure to make any such recordation or endorsement shall not affect or in any way discharge or release the obligations of the Borrower under the Promissory Note, dated of even date herewith. Thereafter, the Lender shall deliver the amount of such Credit Advance by wire transfer of immediately available funds to an account designated by the Borrower. The total amount of the outstanding, unpaid Credit Advances may not exceed the Maximum Amount, unless the Lender agrees otherwise in writing pursuant to Section 1 or otherwise.

3. As a condition to the Lender executing this Agreement, the Borrower shall execute and deliver to the Lender a promissory note, substantially similar in form and content to that annexed hereto as Exhibit A (the "Promissory Note") and made a part hereof. Further, as a condition to the Lender making each Credit Advance, the Borrower shall execute and deliver to the Lender an allonge to the Promissory Note, substantially similar in form and content to Exhibit B, attached hereto (the "Allonge").

4. The Promissory Note and the Allonge(s) shall be governed by the terms of this Agreement, to the extent there are any inconsistent terms.

5. The Credit Advances do not bear interest.

6. Any portion of the total outstanding principal shall be due and payable to the Lender in full on January 4, 2015. All payments of the Principal shall be paid to the Lender by wire transfer to a dollar account specified by the Lender.

7. The Borrower may, at any time and with the Lender's consent, prepay any part of the Principal then outstanding.

8. The Borrower shall cause to be kept full and proper books of records and accounts, in which full, true, and proper entries will be made of all dealings, business and affairs of the Borrower which in any way affect or pertain to the operation of the Borrower. The Borrower shall keep its books and records in the manner conforming to federal income tax principles.

9. Upon five (5) business days notice, the Borrower shall provide the Lender or any of its duly authorized representatives access, during normal working hours, to any books, documents, papers and records for the purposes of audit, examination or evaluation, except to the extent that such materials contain confidential information. The Borrower further agrees to furnish copies of such papers and documents to the Lender as it may reasonably require from time to time.

10. Immediately upon becoming aware of the existence of any Event of Default as defined in Section 12 herein, or event which with notice, lapse of time, or both, would become an Event of Default, the Borrower shall provide to the Lender a notice describing its nature and any action the Borrower is taking (or proposes to take) in connection therewith.

11. Within forty five (45) days after the last day of the months of March, June, September and December, the Borrower shall submit to the Lender a statement of profits and losses and such other information as the Lender shall reasonably request, for such period. The Borrower shall also submit with such report a certificate of the President of the Borrower certifying, to the knowledge of such person, to the absence of any Event of Default or event which, with notice, the passage of time, or both, would constitute an Event of Default.

12. An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

     12.1 The Borrower defaults in the payment of the Principal or any portion thereof within three (3) Business Days of the same becoming due and payable; or

     12.2 The Borrower defaults in the performance of or compliance with any term contained herein, and such default is not remedied within ten
            (10) Business Days of notice thereof to the Borrower; or

     12.3   Any representation or warranty of the Borrower set forth in
            Section 17 herein is breached in any material respect on the date as of which made and such breach is not remedied within ten (10) Business Days of notice thereof to the Borrower; or

     12.4 The Borrower (a) admits in writing its inability to pay its debts as they become due; (b) files, or consents by answer or otherwise to the filing against it, of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction; (c) makes an assignment for the benefit of its creditors; (d) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property; or (e) is adjudicated as insolvent or to be liquidated.

13. Upon the happening of an Event of Default, then, unless later waived in writing by the Lender, the Lender may accelerate the maturity of this Loan, making the Principal and accrued interest immediately due and payable upon written notice or demand to or upon the Borrower and may exercise any and all enforcement remedies authorized at law or equity.

14. If payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of New York, the Commonwealth of the Bahamas or Switzerland the due date hereof shall be the following business day. Checks, drafts or similar items of payment received by the Lender shall not constitute payment to the Lender unless and until such item of payment has actually been collected by the Lender's depository bank and credited to the Lender's account, but credit therefor shall be given on the date the same is actually received by the Lender.

15. Subject to Section 16 herein, the Borrower undertakes that, prior to the date on which all amounts outstanding hereunder and under the Debt Loan Agreement have been repaid and all commitments hereunder and under the Debt Loan Agreement have been cancelled, it will not:

     15.1 declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

     15.2   repay or distribute any dividend or share premium reserve; or

     15.3 redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

where the proceeds of such payment, repayment, distribution, redemption, repurchase, defeasance or retirement consists, or is proposed to consist, of proceeds of a payment, repayment, distribution, redemption, repurchase, defeasance or retirement on or in respect of the share capital of ZAO Comcor-TV (or any class of its share capital) (in each case, other than in favour of the Lender, in its capacity as holder of shares in the Borrower).

16. Nothing in Section 15 herein shall prohibit the Borrower from making any payment, including (but without limitation) by way of distribution, dividend, fee charge or otherwise, to any of its shareholders for the purpose of discharging any liability to tax incurred by such shareholders in connection with the taxable interest income (net of any deductible expenses) if any deemed received by or accruing to the Borrower under applicable U.S. Federal income tax law and the terms of the term loan agreement dated 26 August 2004 between Columbus Nova DF Limited, ZAO Comcor-TV and certain of its subsidiaries.

17. The Borrower represents and warrants to the Lender as follows:

     17.1 The Borrower is a Bahamian company duly organized, validly existing, in good standing and possessing all powers and authority to own its property and to conduct the business in which it is engaged as well as all other rights and privileges generally granted by its organizational documents and applicable law.

     17.2 Upon execution and delivery of this Agreement, the Borrower is not in violation of, or in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a violation or default) in the performance of any obligation, agreement or condition contained in the organizational documents of the Borrower or in violation or default of any agreement or instrument to which the Borrower is a party or by which it may be bound or to which any of its property or assets are subject, or any law, order, rule, regulation, writ, authorization, injunction or decree of any government, governmental instrumentality or court, domestic or foreign.

     17.3 There is not now pending or, to its knowledge, threatened, any action, suit or proceeding against the Borrower before or by any court or governmental agency or body, which might result in any material adverse change in the condition (financial or otherwise), business, or properties of the Borrower or in its ability to fulfill its obligations under this Agreement; nor does the Borrower know of any circumstances which would give rise to any such action, suit or proceeding.

     17.4 There are no consents or approvals required under the laws of the Bahamas to effect the transactions contemplated by this Agreement. No other authorization, approval, order, exemption or other action of any court or governmental body of the Bahamas, or of any state, country or other jurisdiction thereof is required to effect the transactions contemplated by this Agreement.

     17.5 This Agreement has been duly authorized, executed and delivered by the Borrower and, upon due acceptance by the Lender, will constitute the valid and legally binding obligation of the Borrower enforceable in accordance with its terms against the Borrower, subject as to enforcement remedies applicable to bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to equitable principles.

     17.6 The execution and delivery of this Agreement by the Borrower and the fulfillment of the terms set forth herein do not violate any statute, regulation or other law of the Bahamas, the United States, the State of New York or any other state or jurisdiction of the United States or any other country, or any valid and enforceable order, judgment or decree of any court or governmental body of the United States, or of any country, state or other jurisdiction thereof.

     17.7 The information heretofore furnished by the Borrower to the Lender in writing does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading in any material respect. Any projections, forecasts or similar information, furnished by the Borrower to the Lender were based on reasonable assumptions and were prepared in good faith.

18. If payment for any portion of the Principal shall not be made when due, and any action is brought to enforce collection, the defaulting Borrower agrees to pay the Lender's reasonable attorneys' fees, in an amount not to exceed two percent (2%) of the Principal.

19. Whenever in this Agreement reference is made to the Borrower, such reference shall be deemed to include, as applicable, a reference to the respective successors and assigns of the Borrower. The provisions of this Agreement shall be binding upon and shall inure to the benefit of said successors and assigns. The Borrower's successors and assigns shall include, without limitation, the Borrower as debtor in possession or a receiver or trustee of or for the Borrower.

20. This Agreement shall be governed by and construed in accordance with the laws of England.

21. All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

22. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

23. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and sent to address herein above stated or to such other address as furnished by any party to all other parties hereto in accordance with this notice provision. All such notices and communications hereunder shall be effective and deemed given, (a) if sent via facsimile, when transmitted, as evidenced by a transmission report containing a remote statement identification and confirmation of the time of such transmission report containing a remote statement identification and confirmation of the time of such transmission and the pages sent; (b) if mailed, when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities; (c) if sent via electronic mail in a manner consistent with Chapter 96 of Title 15 of the United States Code (the Electronic Signatures in Global and National Commerce Act); and, (d) if delivered by hand, when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been addressed.

24. No provision of this Agreement may be changed or waived orally, but only by an instrument in writing signed by the party to be charged by such change or waiver.

25. This Agreement may be executed in more than one separate counterpart, each of which shall, collectively and separately, constitute one agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Borrower:                                       Lender:

COLUMBUS NOVA INVESTMENTS                       RENOVA INDUSTRIES LTD.
VIII LTD.

By: /s/ Olivier Chaponnier                      By: /s/ Shakira Burrows
   ------------------------                        ------------------------
Name:   Olivier Chaponnier                      Name:   Shakira Burrows
Title:  Director                                Title:  Director

                                  SCHEDULE A


                                            Unpaid
                                           Principal       Name of
      Amount of                             Balance of   Person Making
Date    Loan      Principal    Payments      Note           Notation      Reason
----  ---------   ---------    --------    -----------   --------------   ------